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                                                                  EXHIBIT (10)-1

                                    THE BANK
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                                    Article I
                           Establishment and Purposes

1.1 This document establishes and describes the Management Incentive Compensation Plan established by the Board of Directors of The Banc Corporation at its meeting on April 20, 2005. This Plan is effective for Plan Years beginning January 1, 2005 and will continue until amended or terminated by this Board or its successor Board.

1.2      Purposes of the Plan are as follows:

         a. To maximize shareholder value of The Banc Corporation and its subsidiaries and affiliates, through consistent profitability and growth and other established goals and objectives.

         b. To reward individual participants whose responsibilities may significantly impact the success of the organization.

         c.       To promote communication, teamwork and individual motivation.

         d. To support the annual strategic and business planning process and achievement of both corporate and personal goals.

         e. To permit senior managers an opportunity to earn total cash compensation competitive with other similar employers.

                                   Article II
                                Plan Definitions

2.1 "The Plan" means the Management Incentive Compensation Plan as described in this document.

2.2 "Award Payment" means the cash compensation which will be paid to a Participant for achievement of Personal and Corporate Performance objectives utilizing the guidelines and procedures described in this document.

2.3 "Award Date" means the date, normally prior to March 15 after the end of the fiscal year, on which awards for prior year performance are awarded.

2.4 "Base Salary" means the periodic compensation paid on a regular basis prior to withholdings or consideration of any other incentives, perquisites, etc.

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2.5      "Compensation Committee" means those members of the Board of Directors, designated by resolution of the full board, who jointly administer and interpret the Plan and approve all Award Payments. The decisions of this committee are binding unless amended by approval of the full Board of Directors.

2.6 "Participant" means those senior officers of The Banc Corporation and its subsidiaries or affiliates, who are recommended by the Chief Executive Officer, and approved by the Compensation Committee, to participate in the Plan during a Plan Year. Participants are selected to participate for one year only and must be re-approved for participation in subsequent Plan Years.

2.7 "Plan Year" means a designated twelve-month period for which an incentive award may be granted. For the calendar year 2005, Plan Year will be the period of time beginning January 1 and ending December 31. Thereafter, a Plan Year shall begin January 1 and end on December 31.

2.8 "Personal Performance" means a Participant's specific achievements during a Plan Year compared to designated objectives established jointly with his/her supervising officer.

2.9 "Corporate Performance" means The Banc Corporation's specific achievements during a Plan Year compared to designated corporate objectives established by the Compensation Committee.

2.10 "Potential Award" means the aggregate percent, based upon achievement of designated annual corporate objectives, which will determine the range of Award Payments which may be earned by each Participant.

                                   Article III
                                  Participation

3.1 Participants will be informed of their participation prior to February 15 of a Plan Year unless they are selected at a later date due to promotion or transfer into a senior management position. Newly employed senior managers may be approved for participation if employed during the first six months of the Plan Year. Award Payments will be based upon total Base Salary earned during the Plan Year, Corporate Performance for the Plan Year, and Personal Performance while a Participant.

3.2 In order to qualify for an Award Payment, a Participant must be an active employee at the time the Award Payments are made, unless he/she meets the requirements of section 3.3.

3.3 Should a Participant retire, be granted a leave of absence, or die before the Award Date, the Participant or his/her named beneficiary, will be granted an award based upon earned Base Salary while an active employee (excluding any retirement bonus, long-term disability payments, severance payments, etc.). Corporate Performance will be based

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         upon full year results while Personal Performance will be evaluated for the period of active participation. Should a Participant transfer to a less responsible position during a Plan Year, he/she may be removed from further participation by the Compensation Committee, but may receive an award for that portion of the Plan Year in which he/she was a Participant.

                                   Article IV
                               Award Determination

4.1 A threshold level of financial and operational performance will be established annually by the Compensation Committee. No Award Payments will be made under the terms and provisions of this Plan unless the threshold performance standards are met. When all thresholds results are exceeded, individual Award Payments will be made following the provisions outlined in Sections 4.2 through 4.5.

4.2 Individual Award Payments will be based upon a combination of corporate and individual goal achievement. The extent to which pre-established corporate goals are met will determine the Potential Award available to Participants. Participants will be placed in a specific Potential Award level of 15%, 25%, 40%, or 50% depending upon overall level of responsibility and anticipated contribution to the corporation's success. These levels represent potential awards based on achievement of target Corporate Performance for the Plan Year. Exceptional Corporate Performance may result in potential award of up to 125% of the level.

4.3 Prior to March 15 of each Plan Year, the Compensation Committee will approve the annual corporate objectives, the attainment of which will determine aggregate corporate results and the Potential Award as noted in Section 4.2 above. These objectives will be communicated to each Plan Participant. Quarterly evaluation of results will be made by the Chief Executive Officer and final evaluation will be recommended to the Compensation Committee for their approval by February 15 following the end of the Plan Year.

4.4 By February 15 of each Plan Year, each Participant will jointly establish with his/her supervisor a group of Personal Performance objectives for the Plan Year. Upon final approval by the Chief Executive Officer, achievement of these objectives may be equally weighted or prioritized, but in each case achieving targeted aggregate Personal Performance will permit receipt of 100% of the corporate Potential Award. A minimum of 0% and a maximum of 125% of the corporate Potential Award will be permitted.

4.5 Each Participant's Award Payment, if any, will be a lump sum distribution determined by multiplying total earned Base Salary for the Plan Year by the percent determined in Section 4.2 above. The Compensation Committee, in their sole discretion, may increase the earned Award Payment, or award a discretionary payment in lieu of the Award Payment otherwise earned based upon the procedures described in Articles 4.2, 4.3, and 4.4. Unless delayed by the Board of Directors, in their sole discretion, this payment will

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         be determined and the awards paid no later than March 15 following the end of the Plan Year. All awards will be paid net of required taxes and FICA withholding.

                                    Article V
                            Miscellaneous Provisions

5.1 The Board of Directors of The Banc Corporation, in their sole discretion, may amend, terminate, or temporarily suspend the use of this Plan.

5.2      This Plan gives Participants no right of continued employment.

5.3 No officer or employee of The Banc Corporation, its affiliates, or subsidiaries, has any claim or right to be a Participant in this Plan or be granted an award unless plan participation has been approved by the Compensation Committee and all terms and conditions outlined in this document have been fully met.

5.4 This Plan is to be governed and interpreted as provided by the laws of the State of Alabama.

5.5 The Compensation Committee will make no payment to a Participant's beneficiaries, creditors or designees.

IN WITNESS OF THE ESTABLISHMENT OF THE PLAN, The Banc Corporation has caused this document to be executed by its authorized officers on April 20, 2005.

                                         THE BANC CORPORATION
ATTEST:


                                                  /s/ C. Stanley Bailey
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                                               Its Chief Executive Officer